As filed with the Securities and Exchange Commission on December 5, 2001
                                                 Registration No. 333-71526

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                AMENDMENT No. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                   LADENBURG THALMANN FINANCIAL SERVICES INC.
             (Exact Name of Registrant as Specified in Its Charter)


            Florida                                 65-0701248
           ---------                               -----------
(State or Other Jurisdiction of       (I.R.S. Employer Identification Number)
Incorporation or Organization)

                         590 Madison Avenue, 34th Floor
                               New York, NY 10022
                                 (212) 409-2000
                            -----------------------
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            -----------------------

             Victor M. Rivas, President and Chief Executive Officer
                   Ladenburg Thalmann Financial Services Inc.
                         590 Madison Avenue, 34th Floor
                               New York, NY 10022
                                 (212) 409-2000
                            -----------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                            -----------------------

                                   Copies to:

                             David Alan Miller, Esq.
                                 Graubard Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                           (212) 818-8881 - Facsimile

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
                            -----------------------

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                            -----------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                            -----------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                            -----------------------

         The information in this prospectus is not complete and may be changed. None of the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             Preliminary Prospectus
                     Subject to Completion, December 5, 2001




                   LADENBURG THALMANN FINANCIAL SERVICES INC.


                        47,028,073 shares of common stock


         This prospectus relates to up to 47,028,073 shares of common stock of Ladenburg Thalmann Financial Services Inc. that may be offered for resale for the account of the selling shareholders set forth in this prospectus under the heading "Selling Shareholders" beginning on page 14. The selling shareholders may sell these shares in a variety of transactions as described under the heading "Plan of Distribution" beginning on page 18.

         Our common stock is traded on the American Stock Exchange under the symbol "LTS." On December 3, 2001 the last reported sale price of our common stock was $1.25.

         We will not receive any proceeds from the sale of the shares. Although we will not receive any proceeds from the issuance of our common stock upon conversion of the senior convertible promissory notes held by some of the selling shareholders, we will immediately retire, without the payment of additional consideration, the debt attributable to the notes converted. We will receive the amounts paid by some of the selling shareholders upon exercise of their warrants and options to acquire a total of 1,500,000 of the above 47,028,073 shares being registered under this prospectus. If those warrants and options are exercised in full, we will receive $4,509,375.00.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 for a discussion of information that should be considered in connection with an investment in our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




               The date of this prospectus is December __, 2001

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


                                Table of Contents

                                                                          Page
                                                                         ------


PROSPECTUS SUMMARY.........................................................3
RISK FACTORS...............................................................6
WARNING REGARDING OUR USE OF FORWARD-LOOKING STATEMENTS...................14
USE OF PROCEEDS...........................................................14
SELLING SHAREHOLDERS......................................................14
PLAN OF DISTRIBUTION......................................................18
LEGAL MATTERS.............................................................19
EXPERTS...................................................................19
WHERE YOU CAN FIND ADDITIONAL INFORMATION.................................20

                  ---------------------------------------------











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                               PROSPECTUS SUMMARY

         We are a holding company engaged in retail and institutional securities brokerage, investment banking and research services through our two operating subsidiaries, Ladenburg Thalmann & Co. Inc. and Ladenburg Capital Management Inc. (f/k/a GBI Capital Partners Inc.).

         Ladenburg Thalmann & Co.

         Ladenburg Thalmann & Co. is a full service broker-dealer that has been a member of the New York Stock Exchange since 1879. It provides its services principally for middle market and emerging growth companies and high net worth individuals through a coordinated effort among corporate finance, research, capital markets, investment management, brokerage and trading professionals. Ladenburg Thalmann & Co. is subject to regulation by, among others, the SEC, the New York Stock Exchange, the National Association of Securities Dealers and the Securities Investor Protection Corporation. Ladenburg Thalmann & Co. currently has approximately 250 registered representatives and 100 other full time employees.

         Ladenburg Thalmann & Co.'s investment banking area maintains relationships with businesses and provides them with research, advisory and investor relations support. Services include merger and acquisition consulting, management of and participation in underwriting of equity and debt financing, private debt and equity financing, and rendering appraisals, financial evaluations and fairness opinions. Ladenburg Thalmann & Co.'s listed securities, fixed income and over-the-counter trading areas trade a variety of financial instruments. Its client services and institutional sales departments serve approximately 35,000 accounts worldwide and its asset management area provides investment management and financial planning services to numerous individuals and institutions.

         Ladenburg Capital Management

         Ladenburg Capital Management is a registered broker-dealer and a member firm of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation. It currently has approximately 350 registered representatives and 300 other full time employees maintaining approximately 64,000 retail and institutional accounts.

         Ladenburg Capital Management's business activities consist primarily of retail sales and trading of exchange listed and over-the-counter equity securities, options and mutual funds, as well as investment banking and research services. In November 1999, it expanded its operations to include money management services by establishing a private investment fund, Ladenburg Focus Fund, L.P. (f/k/a GBI 1500 Focus Fund, L.P.), which invests its capital in publicly traded equity securities. It has also instituted wholesale trading operations in its Ft. Lauderdale, Florida office.

Stock purchase agreement and related transactions

         On May 7, 2001, we consummated a stock purchase agreement, as amended, with New Valley Corporation, New Valley Capital Corporation (f/k/a Ladenburg Thalmann Group Inc.), Berliner Effektengesellschaft AG and Ladenburg Thalmann & Co. Inc. On the same date, New Valley and Frost-Nevada, Limited Partnership consummated several individual stock purchase agreements with five of our present and former directors, officers and key employees. As a result of the stock purchase agreements and the various related transactions, New Valley acquired beneficial ownership of approximately 57.6% of our common stock and Ladenburg Thalmann & Co. became our wholly owned subsidiary.



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         As a condition to consummating the stock purchase agreement with New
Valley, New Valley Capital Corporation, Berliner and Ladenburg Thalmann & Co., we held an annual meeting of our shareholders on May 7, 2001. At the annual meeting, our shareholders voted, among other things, to:

         o approve the stock purchase agreement and the related transactions;

         o approve a change in our name from "GBI Capital Management Corp." to "Ladenburg Thalmann Financial Services Inc."; and

         o elect Richard Rosenstock, Vincent Mangone, Mark Zeitchick, Howard M. Lorber, Victor M. Rivas, Bennett S. LeBow, Phillip Frost, Henry C. Beinstein and Robert J. Eide to our board of directors.

In addition to changing our name, we also changed our American Stock Exchange symbol to "LTS."

         In connection with the stock purchase agreements and the related transactions, we entered into an investor rights agreement, dated as of February 8, 2001, as amended, with New Valley, New Valley Capital Corporation, Berliner, Frost-Nevada and certain of our shareholders. As required under the agreement, we are registering a number of shares of our common stock for resale by various parties. Accordingly, this prospectus registers for resale the following:

         o 23,218,599 shares of common stock that we issued to New Valley and Berliner, as provided by the stock purchase agreement with New Valley, New Valley Capital Corporation, Berliner and Ladenburg Thalmann & Co.;

         o 4,799,271 shares of common stock that we may issue on conversion of the senior convertible promissory notes that we issued to New Valley and Berliner, as provided by the stock purchase agreement with New Valley, New Valley Capital Corporation, Berliner and Ladenburg Thalmann & Co.;

         o 6,497,475 shares of common stock that we may issue on conversion of the senior convertible promissory note that we issued to Frost-Nevada, who provided us with the funds we used to pay the cash portion of the purchase price for the common stock of Ladenburg Thalmann & Co.;

         o 3,945,060 shares of common stock that were purchased by New Valley from Joseph Berland, our former chairman and chief executive officer, as provided by a separate stock purchase agreement;

         o 550,000 shares of common stock that were purchased by Frost-Nevada from several of our present and former directors, officers and key employees, as provided by individual stock purchase agreements;

         o 6,517,668 shares of common stock that are held by several of our present and former directors, officers and key employees;

         o 1,300,000 shares of common stock that we may issue on exercise of options held by several of our officers and directors; and



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



         o 200,000 shares of common stock that we may issue on exercise of warrants that we issued to New Valley and Frost-Nevada in connection with a loan that each party made to us in August 2001.

For a more detailed discussion of what we are registering by this prospectus, see the section entitled "Selling Shareholders" beginning on page 14.


Corporate History

         We were incorporated under the laws of the State of Florida on February 5, 1996. Ladenburg Thalmann & Co. was incorporated under the laws of the State of Delaware on December 3, 1971. Ladenburg Capital Management was incorporated under the laws of the State of New York in September 1983. Ladenburg Capital Management became our wholly owned subsidiary on August 24, 1999 pursuant to a merger with FHGB Acquisition Corporation, another one of our wholly owned subsidiaries, with Ladenburg Capital Management surviving the merger. In October 2001, we transferred all of the capital stock of Ladenburg Capital Management to Ladenburg Thalmann & Co., thereby making Ladenburg Capital Management a wholly owned subsidiary of Ladenburg Thalmann & Co. and an indirect subsidiary of ours. Our principal executive offices, as well as those of Ladenburg Thalmann & Co., are located at 590 Madison Avenue, New York, New York 10022 and both of our telephone numbers are (212) 409-2000. Ladenburg Capital Management's principal executive offices are located at 1055 Stewart Avenue, Bethpage, New York 11714 and its telephone number is (516) 470-1000.



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



                                  RISK FACTORS

         You should carefully consider the risks described below before you decide to invest in our company. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

We are subject to various risks associated with the securities industry.

         As securities broker-dealers, Ladenburg Thalmann & Co. and Ladenburg Capital Management are subject to uncertainties that are common in the securities industry. These uncertainties include:

         o the volatility of domestic and international financial, bond and stock markets, as demonstrated by recent disruptions in the financial markets;

         o        extensive governmental regulation;

         o        litigation;

         o        intense competition;

         o substantial fluctuations in the volume and price level of securities; and

         o        dependence on the solvency of various third parties.

As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired because certain expenses remain relatively fixed. Ladenburg Thalmann & Co. and Ladenburg Capital Management are much smaller and have much less capital than many competitors in the securities industry. In the event of a market downturn, our business could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we are unable to reduce expenses at the same pace, our profit margins would erode.

Our business could be adversely affected by a breakdown in the financial markets.

         As a securities broker-dealer, our business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations will be adversely affected.

A single shareholder controls a majority of our shares of common stock and can significantly influence our corporate actions.

         New Valley Corporation beneficially owns approximately 57.6% of our common stock. This amount may be increased as a result of adjustments that we may be required to make pursuant to the stock purchase agreement with New Valley, New Valley Capital Corporation, Berliner and Ladenburg Thalmann & Co. Accordingly, New Valley has the unilateral ability to approve most, if not all,



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


of our corporate actions, including the election of directors and the appointment of officers. Additionally, New Valley's ownership of our common stock makes it impossible for a third party to acquire control of us without the consent of New Valley and, therefore, may discourage third parties from seeking to acquire us. A third party would have to negotiate any possible transactions with New Valley, and the interests of New Valley may be different from the interests of our other shareholders. This may depress the price of our common stock.

         New Valley has indicated to our management that it intends to distribute the shares it holds to its stockholders as a dividend on December 20, 2001. As a result, New Valley's stockholders will directly own the shares of our common stock currently held by New Valley. New Valley, however, will continue to be a debt and warrant holder of ours (beneficially owning 8.6% of our common stock) and no change in our board of directors will take place as a result of the distribution. Accordingly, we do not anticipate a change in our current business strategies and goals to occur in the near future as a result of the distribution of our shares to New Valley's stockholders. However, we cannot assure you that such a change will not occur at a later time. If we are forced to change our strategies and goals, our business may be materially and adversely affected.

We have incurred, and may in the future incur, significant losses from trading and investment activities due to market fluctuations and volatility.

         We generally maintain trading and investment positions in the equity markets. To the extent that we own assets, i.e., have long positions, in those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.

         We may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our revenues may decline in adverse market or economic conditions.

         Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, merger and acquisition consulting and other services. Our investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

         The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure you that our policies and procedures will effectively and accurately record and verify this information.

         We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we effectively evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties.

         We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include:

         o        trading counterparties;

         o        customers;

         o        clearing agents;

         o        exchanges;

         o        clearing houses; and

         o other financial intermediaries as well as issuers whose securities we hold.

These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from:

         o        holding securities of third parties;

         o executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and

         o extending credit to clients through bridge or margin loans or other arrangements.

Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

We may have difficulty effectively managing our growth.

         Over the past several years, we have experienced significant growth in our business activities and the number of our employees through a variety of transactions. For instance, in May 2001, we acquired Ladenburg Thalmann & Co. and significantly increased the number of registered representatives under our control. We expect our business to continue to grow. Growth of this nature involves numerous risks such as:


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         o        difficulties and expenses incurred in connection with the
                  subsequent assimilation of the operations and services or products of the acquired company;

         o        the potential loss of key employees of the acquired company;
                  and

         o the diversion of management's attention from other business concerns.

If we are unable to effectively address these risks, we may be required to restructure the acquired business or write off the value of some or all of the assets of the acquired business. Further, this type of growth requires increased investments in management personnel, financial and management systems and controls, and facilities. We cannot assure you that we will experience parallel growth in these areas. If these areas do not grow at the same time, our operating margins may decline from current levels.

         Additionally, as is common in the securities industry, we will continue to be highly dependent on the effective and reliable operation of our communications and information systems. We believe that our current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of our personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect our ability to manage our growth.

We depend on several key employees and the loss of any of their services could harm our business.

         Our success is dependent in large part upon the services of several key employees. We have entered into an employment agreement with Victor Rivas and amended employment agreements with Richard Rosenstock, Mark Zeitchick and Vincent Mangone which provide for these individuals to be employed by us through August 2004. Each of these individuals, however, may terminate their agreement upon 30 days' notice. Although the employment agreements contain various incentives designed to retain the services of these individuals, including stock options and other incentive based awards as well as non-solicitation provisions in our favor, these provisions may be insufficient to keep these individuals from leaving us for a more lucrative opportunity. This is especially true in light of the increasing competition for experienced professionals in the securities industry. We do not maintain and do not intend to obtain key man insurance on the lives of any of these individuals. In the event that any of these individuals terminate their agreements or otherwise leave our company, our operations may be materially and adversely affected.

We face significant competition for professional employees.

         From time to time, individuals we employ may choose to leave our company to pursue other opportunities. We have experienced losses of research, investment banking and sales and trading professionals in the past and the level of competition for key personnel remains intense. We cannot assure you that the loss of key personnel will not occur again in the future. The loss of an investment banking, research, or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect our operating results.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

         The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of services and financial products than we do and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. They may also be able to undertake more extensive


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promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors and competitive pressures faced by us may harm our business.

We currently do not have internet brokerage service capability.

         Recently, a growing number of brokerage firms have begun offering internet brokerage services to their customers in response to increased customer demand for these services. While we intend to offer internet brokerage services in the future, we may not be able to offer services that will appeal to our current or prospective customers and these services may not be profitable. Our failure to commence internet brokerage services in the near future could have a material adverse effect on our business. Additionally, if we commence internet brokerage services but are unable to attract customers for our services, our revenues will decline.

We rely on clearing brokers and termination of the agreements with these clearing brokers could disrupt our business.

         Ladenburg Thalmann & Co. and Ladenburg Capital Management use clearing brokers to process their securities transactions and maintain customer accounts on a fee basis for their accounts and for the accounts of our clients. The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. Our broker-dealers depend on the operational capacity and ability of the clearing brokers for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, Ladenburg Thalmann & Co. and Ladenburg Capital Management are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If the clearing agreements are terminated for any reason, we would be forced to find alternative clearing firms. We cannot assure you that we would be able to find an alternative clearing firm on acceptable terms to them or at all.

Clearing brokers extend credit to our clients and we are liable if the clients do not pay.

         Ladenburg Thalmann & Co. and Ladenburg Capital Management permit their clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the clients' account. During periods of volatile markets, the value of the collateral held by the clearing brokers could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing brokers sell or buy securities at prevailing market prices, and may incur losses to satisfy client obligations. Ladenburg Thalmann & Co. and Ladenburg Capital Management have agreed to indemnify the clearing brokers for losses they incur while extending credit to their clients.

The precautions we take to prevent and detect employee misconduct may not be effective and we could be exposed to unknown and unmanaged risks or losses.

         We run the risk that employee misconduct could occur. Misconduct by employees could include:

         o employees binding us to transactions that exceed authorized limits or present unacceptable risks to us;

         o employees hiding unauthorized or unsuccessful activities from us; or

         o        the improper use of confidential information.


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These types of misconduct could result in unknown and unmanaged risks or losses to us including regulatory sanctions and serious harm to our reputation. The precautions we take to prevent and detect these activities may not be effective. If employee misconduct does occur, our business operations could be materially adversely affected.

We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.

         The securities industry and our business is subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including the New York Stock Exchange, the National Association of Securities Dealers, Inc. and the Municipal Securities Rulemaking Board.

         Ladenburg Thalmann & Co. and Ladenburg Capital Management are registered broker-dealers with SEC and member firms of the NASD. Ladenburg Thalmann & Co. is also a member firm of the New York Stock Exchange. Broker-dealers are subject to regulations which cover all aspects of the securities business, including:

         o        sales methods and supervision;

         o        trading practices among broker-dealers;

         o        use and safekeeping of customers' funds and securities;

         o        capital structure of securities firms;

         o        record keeping; and

         o        the conduct of directors, officers and employees.

Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD Regulation, Inc., the regulatory arm of the NASD, and the New York Stock Exchange, which are our primary regulatory agencies. NASD Regulation and the NYSE adopt rules, subject to approval by the SEC, that govern its members and conducts periodic examinations of member firms' operations.

         Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. The requirements imposed by these regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. If we are found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against us that may result in:

         o        censure;

         o        fine;

         o civil penalties, including treble damages in the case of insider trading violations;

         o        the issuance of cease-and-desist orders;


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         o        the deregistration or suspension of our broker-dealer
                  activities;

         o the suspension or disqualification of our officers or employees; or

         o        other adverse consequences.

The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

         The regulatory environment is also subject to change. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or self-regulatory organizations. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

Failure to comply with net capital requirements could subject us to suspension or revocation by the SEC or suspension or expulsion by the NASD and the NYSE.

         Each of our subsidiaries are subject to the SEC's net capital rule which requires the maintenance of minimum net capital. We compute net capital under the aggregate indebtedness method permitted by the net capital rule. Under this method, our subsidiaries are required to maintain net capital equal to:

         o the greater of 6-2/3% of aggregate indebtedness, as defined in the net capital rule, or $100,000; or

         o a determinable amount based on the market price and number of securities in which our subsidiaries are a market-maker, not to exceed $1,000,000.

The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. In computing net capital, various adjustments are made to net worth which exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer's position in securities, be valued in a conservative manner so as to avoid over-inflation of the broker-dealer's net capital. The net capital rule requires that a broker-dealer maintain a certain minimum level of net capital and a certain ratio of net capital to aggregate indebtedness. The particular levels vary in application depending upon the nature of the activity undertaken by a firm. Compliance with the net capital rule limits those operations of broker-dealers which require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness such as subordinated debt as it matures. A significant operating loss or any charge against net capital could adversely affect the ability of a broker-dealer to expand or, depending on the magnitude of the loss or charge, maintain its then present level of business. The NASD and the NYSE may enter the offices of a broker-dealer at any time, without notice, and calculate the firm's net capital. If the calculation reveals a deficiency in net capital, the NASD may immediately restrict or suspend certain or all of the activities of a broker-dealer, including its ability to make markets. Our subsidiaries may not be able to maintain adequate net capital, or their net capital may fall below requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether.

Risk of losses associated with securities laws violations and litigation.

         Many aspects of our business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws, and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. Our underwriting activities will usually involve offerings of the securities of smaller companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, smaller companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits or not at all, and to become insolvent. Each of these factors increases the likelihood that an underwriter of a smaller companies' securities will be required to contribute to an adverse judgment or settlement of a securities lawsuit.

         In the normal course of business, our operating subsidiaries have been and continue to be the subject of numerous civil actions and arbitrations arising out of customer complaints relating to our activities as a broker-dealer, as an employer and as a result of other business activities. In general, the cases involve various allegations that our employees had mishandled customer accounts. We believe that, based on our historical experience and the reserves established by us, the resolution of the claims presently pending will not have a material adverse effect on our financial condition. However, although we typically reserve an amount we believe will be sufficient to cover any damages assessed against us, we have in the past been assessed damages that exceeded our reserves. If we misjudged the amount of damages that may be assessed against us from pending or threatened claims, or if we are unable to adequately estimate the amount of damages that will be assessed against us from claims that arise in the future and reserve accordingly, our financial condition may be materially adversely affected.

Possible additional issuances will cause dilution.

         While we currently have outstanding 42,025,211 shares of common stock, options to purchase a total of 2,997,354 shares of common stock, warrants to purchase a total of 200,000 shares of common stock and senior convertible promissory notes initially convertible into 11,296,746 shares of common stock, we are authorized to issue up to 100,000,000 shares of common stock and are therefore able to issue additional shares without being required to obtain shareholder approval. If we issue additional shares, or if our existing shareholders exercise or convert their outstanding options or notes, our other shareholders may find their holdings drastically diluted, which if it occurs, means that they will own a smaller percentage of our company.

The registration of the shares of common stock covered by this prospectus may affect the market price and liquidity of our common stock.

         This prospectus registers for resale for the account of the selling shareholders a total of 47,028,073 shares of common stock. Once registered, the selling shareholders will be able to sell these shares in the public market. The ability on the part of these selling shareholders to make these sales may have an adverse impact on our ability to raise capital in the public market and may affect the price and liquidity of our common stock in the public market.

The American Stock Exchange may delist our common stock from quotation on its exchange.

         Our common stock is currently quoted on the American Stock Exchange. In order to continue quotation of our common stock, we must maintain certain financial, distribution and stock price levels. If we are unable to maintain these levels, the American Stock Exchange may delist our common stock from trading on its exchange. If this occurs, we could face significant material adverse consequences including:

         o a limited availability of market quotations for our common stock;

         o        a limited amount of news and analyst coverage for our company;
                  and

         o a decreased ability to issue additional securities or obtain additional financing in the future.

We may issue preferred stock with preferential rights that may adversely affect your rights.

         The rights of our shareholders will be subject to and may be adversely affected by the rights of holders of any preferred stock that we may issue in the future. Our articles of incorporation authorize our board of directors to issue up to 2,000,000 shares of "blank check" preferred stock and to fix the rights, preferences, privilege and restrictions, including voting rights, of these shares without further shareholder approval.


             WARNING REGARDING OUR USE OF FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus are forward-looking that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," "could," "estimate," "predict," "potential," "continue," or the negative of these terms or other similar expressions. These statements are only our predictions. Our actual results could and likely will differ materially from these forward-looking statements for many reasons, including the risks described above and appearing elsewhere in this prospectus. We cannot guarantee future results, levels of activities, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling shareholders.

         We will not receive any proceeds from the issuance of our common stock upon conversion of the senior convertible promissory notes held by some of the selling shareholders, but will immediately retire, without the payment of additional consideration, the debt attributable to the notes converted.

         Some of the shares that will be sold by the selling shareholders are subject to outstanding warrants and options. When the warrants and options are exercised for cash, we will receive the exercise price. If the warrants and options to purchase a total of 1,500,000 shares are fully exercised for cash, we will receive $4,509,375. We are unable to estimate at this time the actual number of warrants and options that may be exercised for cash and the amount of proceeds we will receive from their exercise. We intend to use any proceeds from the exercise of any warrants and options by the selling shareholders for working capital and general corporate purposes.


                              SELLING SHAREHOLDERS

         The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of December 4, 2001 and as adjusted to give effect to the sale of all of the shares offered by this prospectus. Except as otherwise indicated, the number of shares reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Under this rule, each selling shareholder is deemed to beneficially own the number of shares issuable upon exercise or conversion of warrants, options or other convertible securities it holds that are exercisable or convertible within 60 days from the date of this prospectus. For purposes of presentation, it is assumed that the selling shareholders will exercise or convert all of their derivative securities and then resell all of the shares received as a consequence of their exercise or conversion. Additionally, for purposes of presentation, we have included the full amount of the options being registered by this prospectus in the number of shares beneficially owned by the individuals holding the options. Unless otherwise indicated, each of the selling shareholders possesses sole voting and investment power with respect to the securities shown.


                                               Shares Beneficially                                    Shares Beneficially
                                                      Owned                                                  Owned
                                                 Before Offering                                         After Offering
                                               --------------------                                  ----------------------
                                                                                Number of           Number
                                           Number of                              Shares              of
Name                                        Shares           Percentage          Offered            Shares         Percentage
----                                       --------          ----------         ---------          -------         ----------
New Valley Corporation(1)                   26,487,374(2)       57.6%             26,487,374(2)      -0-               -0-
Berliner Effektengesellschaft AG             5,575,556(3)       13.0%              5,575,556(3)      -0-               -0-
Frost-Nevada, Limited                        7,901,241(5)       16.3%              7,247,475(5)   653,766(6)          1.6%
Partnership(4)
Victor M. Rivas(7)                           1,000,000(8)       2.3%                 1,000,000       -0-               -0-
Richard J. Rosenstock(9)                    3,789,246(10)       9.0%                 3,789,246       -0-               -0-
Mark Zeitchick(11)                          1,514,211(12)       3.6%                 1,514,211       -0-               -0-
Vincent A. Mangone(13)                      1,514,211(14)       3.6%                 1,414,211       -0-               -0-

-----------

(1) Bennett S. LeBow, chairman of the board and chief executive officer of New Valley, and Howard M. Lorber, president and chief operating officer of New Valley, have been members of our board of directors, with Mr. Lorber acting as our chairman, since May 2001.

(2) Represents (i) 18,598,098 shares of common stock and 3,844,216 shares issuable upon conversion of senior convertible promissory notes that were acquired by New Valley under the stock purchase agreement between our company, New Valley, New Valley Capital Corporation, Berliner and Ladenburg Thalmann & Co., (ii) 3,945,060 shares of common stock that were acquired by New Valley under a separate stock purchase agreement with Joseph Berland, our former chairman and chief executive officer and (iii) 100,000 shares of common stock issuable upon exercise of warrants that were acquired by New Valley in connection with New Valley loaning us $1,000,000 in August 2001.

(3) Represents 4,620,501 shares of common stock and 955,055 shares of common stock issuable upon conversion of senior convertible promissory notes that were acquired by Berliner under the stock purchase agreement between our company, New Valley, New Valley Capital Corporation, Berliner and Ladenburg Thalmann & Co.

(4) Phillip Frost, M.D., a director of ours since May 2001, is the sole limited partner of Frost-Nevada. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation, the general partner of Frost-Nevada. The securities reflected as being held by Frost-Nevada, Limited Partnership are held of record by either Frost-Nevada, Dr. Frost or Frost-Nevada Corporation. Record ownership of the shares may be transferred from time to time among any or all of these three parties. Accordingly, solely for purposes of reporting beneficial ownership of these shares pursuant to Section 13(d) of the Exchange Act, each of these parties will be deemed to be the beneficial owner of the shares held by any other of the parties.

(5) Includes (i) 6,497,475 shares of common stock issuable upon conversion of senior convertible promissory notes acquired by Frost-Nevada under a loan agreement described below, (ii) 550,000 shares of common stock that were acquired by Frost-Nevada under four separate stock purchase agreements between Frost-Nevada and each of Richard Rosenstock, Mark Zeitchick, Vincent Mangone and David Thalheim and (iii) 100,000 shares of common stock that are issuable upon exercise of warrants acquired by Frost-Nevada in connection with Frost-Nevada loaning us $1,000,000 in August 2001.

(6) Represents shares previously owned or subsequently purchased on the open market in private transactions by Frost-Nevada, Frost-Nevada Corporation or Dr. Frost and has been co-chairman of Ladenburg Capital Mangement since November 2001.

(7) Victor M. Rivas has been our president and chief executive officer and a director since May 2001. Mr. Rivas has also been affiliated with Ladenburg Thalmann & Co. since September 1997 and has been its chairman and chief executive officer since July 1999. He has also been co-chairman of Ladenburg Capital Management since November 2001.

(8) Represents 1,000,000 shares of common stock issuable upon exercise of options that were issued to Mr. Rivas in connection with his becoming our president and chief executive officer.

(9) Richard J. Rosenstock has been our vice chairman since May 2001 and our chief operating officer since August 1999. Mr. Rosenstock was our president from August 1999 until May 2001. Mr. Rosenstock has also been affiliated with Ladenburg Capital Management since 1986. Mr. Rosenstock has been Ladenburg Capital Management's chief executive officer since May 2001. From January 1994 until May 1998, Mr. Rosenstock was an executive vice president of Ladenburg Capital Management and was its president from May 1998 until November 2001.

(10) Represents 3,689,246 shares of common stock held of record by The Richard J. Rosenstock Living Trust Dated 3/5/96 of which Mr. Rosenstock is sole trustee and beneficiary, and 100,000 shares of common stock issuable upon exercise of options held by Mr. Rosenstock that were issued to him in connection with his becoming our president and chief operating officer in August 1999.

(11) Mark Zeitchick has been an executive vice president and member of our board of directors since August 1999. Mr. Zeitchick has also been affiliated with Ladenburg Capital Management since October 1993. Mr. Zeitchick has been Ladenburg Capital Management's co-chairman since November 2001. From September 1995 until November 2001, Mr. Zeitchick was an executive vice president of Ladenburg Capital Management. From May 2001 until November 2001, he served as chairman at which time he became co-chairman with Mr. Rivas.

(12) Includes 100,000 shares of common stock issuable upon exercise of options held by Mr. Zeitchick that were issued to him in connection with his becoming our executive vice president in August 1999.

(13) Vincent A. Mangone has been an executive vice president and member of our board of directors since August 1999. Mr. Mangone has also been affiliated with Ladenburg Capital Management since October 1993 and has been an executive vice president since September 1995.

(14) Represents 1,414,211 shares of common stock held of record by The Vincent A. Mangone Revocable Living Trust Dated 11/5/96 of which Mr. Mangone is the sole trustee and beneficiary, and 100,000 shares of common stock issuable upon exercise of options held by Mr. Mangone that were issued to him in connection with his becoming our executive vice president in August 1999.


         On May 7, 2001, we consummated the stock purchase agreement, as amended, with New Valley, New Valley Capital Corporation, Berliner and Ladenburg Thalmann & Co. in which we acquired all of the outstanding common stock of Ladenburg Thalmann & Co. As partial consideration for the common stock of Ladenburg Thalmann & Co., we issued:

         o 18,598,098 shares of common stock and $8.01 million aggregate principal amount of our senior convertible promissory notes, currently convertible into 3,844,216 shares of common stock, to New Valley; and

         o 4,620,501 shares of common stock and $1.99 million aggregate principal amount of our senior convertible promissory notes, currently convertible into 955,055 shares of common stock, to Berliner.

The stock purchase agreement provides that we may be required to issue an additional number of shares of common stock to New Valley and Berliner on or about May 7, 2003 pending a final resolution of all pre-closing litigation adjustments. We also paid New Valley and Berliner $8.01 million and $1.99 million in cash, respectively. The cash portion of the consideration paid to New Valley and Berliner was obtained pursuant to a loan agreement with Frost-Nevada, Limited Partnership under which Frost-Nevada provided us with $10 million in cash in exchange for $10 million aggregate principal amount of our senior convertible promissory notes, currently convertible into 6,497,475 shares of common stock.

         The notes issued to New Valley and Berliner bear interest at a rate of 7-1/2% per year, payable quarterly, and are secured by a pledge of the shares of common stock of Ladenburg Thalmann & Co. The notes are convertible, in whole or in part, at any time, into that number of shares of common stock determined by dividing the principal and interest to be converted by the "conversion price." The "conversion price" is $2.0836498 and is subject to anti-dilution adjustment for stock splits, dividends and other similar events. The conversion price is also subject to adjustment on or about May 7, 2003 in the same manner as the number of shares we issued to New Valley and Berliner described above. Additionally, if, during any period of 20 consecutive trading days, the closing sale price of our common stock is at least $8.00, the principal and all accrued interest on the notes will be automatically converted into shares of common stock at the conversion price then in effect. The notes also provide that if a change of control occurs, as defined in the notes, we must offer to purchase all of the outstanding notes at a purchase price equal to the unpaid principal amount of the notes and the accrued interest.

         The note issued to Frost-Nevada has the same terms as the notes issued to New Valley and Berliner, except that the conversion price of the note is $1.5390594 and pays interest at a rate of 8-1/2% per year. The note issued to Frost-Nevada is also secured by a pledge of the shares of common stock of Ladenburg Thalmann & Co.

         According to the stock purchase agreement, until November 7, 2003, New Valley agreed that it and its subsidiaries will not, within the United States, directly or indirectly:

         o engage in the broker-dealer business in any capacity other than as an owner of less than 5% of the shares of any publicly traded company;

         o hire or solicit for employment, other than general public solicitations not directed at any specific person or group, any employee of our company or any of our subsidiaries, or any person who was an employee of our company or any of our subsidiaries within six months of the hiring or solicitation; or

         o interfere with, disrupt or attempt to disrupt the relationship between Ladenburg Thalmann & Co., our company or our subsidiaries and any of their lessors or customers.

However, New Valley and its affiliates are still able to make investments for their own account and to own our common stock.

         Concurrently with the closing of the stock purchase agreement, New Valley purchased 3,945,060 of our common stock at $1.00 per share from Joseph Berland, our former chairman and chief executive officer. Additionally, on the same date, Frost-Nevada purchased a total of 550,000 shares of our common stock at $1.00 per share from Richard Rosenstock, our vice chairman and chief operating officer, Mark Zeitchick and Vincent Mangone, our executive vice presidents, and David Thalheim, our former administrator. In connection with these sales, our board waived lock-up agreements between us and the individuals in which the individuals had agreed that they would not, without our board's prior written consent, sell, transfer or otherwise dispose of any of their shares of our common stock until August 2001.

         Prior to the consummation of these transactions, New Valley maintained office space at Ladenburg Thalmann & Co.'s principal offices. In connection with the consummation, New Valley entered into a license agreement with Ladenburg Thalmann & Co. in which New Valley will continue to occupy this space at no cost to New Valley. The license agreement is for one year and is automatically renewed for successive one year periods unless terminated by New Valley.

         In connection with these transactions, Howard M. Lorber, president and chief operating officer of New Valley, became our chairman and Victor M. Rivas, chairman and chief executive officer of Ladenburg Thalmann & Co., became our president and chief executive officer. Upon Mr. Rivas becoming our president and chief executive officer, we granted Mr. Rivas an option to purchase 1,000,000 shares of common stock under our 1999 Performance Equity Plan. The option vests in three equal annual installments commencing on May 7, 2002. The option also provides that if a change of control occurs, the portion of the option not yet vested will vest and become immediately exercisable.

         On August 31, 2001, New Valley and Frost-Nevada each loaned us $1,000,000. The loans are evidenced by promissory notes that mature on the earlier of February 28, 2002 and the next business day after we receive our federal income tax refund for the fiscal year ending September 30, 2001. The promissory notes bear interest at the Prime Rate as published in the Wall Street Journal plus 1%. The promissory notes state that we will not, so long as any amount under the notes remains outstanding and unpaid, incur or assume any indebtedness that is not subordinated in all respects to the notes without the prior written consent of the holder. As consideration for the loans, we issued to each of New Valley and Frost-Nevada a five-year, immediately exercisable warrant to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share.

         As a result of the foregoing transactions, New Valley, Berliner and Frost-Nevada beneficially own approximately 57.6%, 13.0% and 16.3% of our common stock, respectively.

         In connection with these transactions, we entered into an investor rights agreement, as amended, with some of the selling shareholders in which we agreed to file this registration statement. The investor rights agreement also provides that if either Berliner or Frost-Nevada propose to sell, transfer or otherwise dispose of any of their notes or shares of common stock underlying their notes, the party must give New Valley at least one business day's prior written notice of the proposed sale or transfer. New Valley will then have the right to purchase any or all of the shares proposed to be sold or transferred on the same terms.



                              PLAN OF DISTRIBUTION

         The sale or distribution of the common stock may be effected directly to purchasers by the selling shareholders, or by any donee, pledgee or transferee of the selling shareholders as principals, or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions, including:

         o        block trades;

         o on the American Stock Exchange or in the over-the-counter market;

         o otherwise than on the American Stock Exchange or in the over-the-counter market;

         o through the writing of put or call options relating to the common stock;

         o        the short sales of the common stock;

         o through the distribution of the common stock by any selling shareholder to its partners, members or shareholders; or

         o        through a combination of these methods of sale.

Any of these transactions may be effected:

         o        at market prices prevailing at the time of sale;

         o        at prices related to the prevailing market prices;

         o        at varying prices determined at the time of sale; or

         o        at negotiated or fixed prices.

         In addition, New Valley has informed our management that it intends to distribute its shares registered under this prospectus to its stockholders as a dividend.

         If the selling shareholders effect transactions to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or purchasers. These discounts, concessions or commissions may be in excess of those customary for the types of transactions involved. However, none of the selling shareholders who are NASD members will receive a commission or discount in excess of eight percent.

         The selling shareholders and any broker, dealer or agent that assists in the sale of the common stock may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. Accordingly, any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Selling shareholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the requirements of that rule.

         We will pay all of the costs, expenses and fees incident to the registration of the shares offered under this prospectus. The selling shareholders are responsible for any costs, expenses and fees related to the offer and sale of the common stock to the public, including brokerage commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York.

                                     EXPERTS

         Our financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, to the extent indicated in their report dated February 27, 2001. The consolidated financial statements of our predecessor, GBI Capital Management Corp., including Ladenburg Capital Management (f/k/a GBI Capital Partners Inc.), as of September 30, 2000 and

August 24, 1999 and for the periods from August 25, 1999 to September 30, 2000, September 1, 1998 to August 24, 1999 and for the year ended August 31, 1998, have been audited by Goldstein Golub Kessler LLP, independent certified public accountants, to the extent indicated in their report. Our financial statements and those of our subsidiaries, including Ladenburg Capital Management, are incorporated by reference in this prospectus in reliance upon the respective reports of PricewaterhouseCoopers LLP and Goldstein Golub Kessler LLP given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:

         o annual report on Form 10-K for the fiscal year ended September 30, 2000, as amended by Form 10-K/A;

         o quarterly reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001, June 30, 2001 and September 30,
                  2001;

         o current report on Form 8-K dated February 8, 2001 and filed with the SEC on February 21, 2001, as amended by Form 8-K/A filed with the SEC on May 1, 2001, Form 8-K/A filed with the SEC on May 14, 2001 and Form 8-K/A filed with the SEC on September 10, 2001;

         o definitive proxy statement for our annual meeting of shareholders held on May 7, 2001, filed with the SEC on March 28, 2001, as supplemented on April 2, 2001 and April 26, 2001; and

         o the description of our common stock contained in our registration statement on Form 8-A (No. 1-15799) filed with the SEC pursuant to Section 12(b) of the Exchange Act.

         Potential investors may obtain a copy of any of our SEC filings without charge by written or oral request directed to Ladenburg Thalmann Financial Services Inc., Attention: Investor Relations, 590 Madison Avenue, 34th Floor, New York, New York 10022, (212) 409-2000.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee................................$ 9,288.00
Legal Fees and Expenses........................................ 50,000.00
Accounting Fees and Expenses...................................  5,000.00
Printing.......................................................  5,000.00
Miscellaneous..................................................  5,000.00
                                                               __________
          TOTAL................................................$74,288.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the 1989 Business Corporation Act of the State of Florida empowers a Florida corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability, judgments, settlements, penalties, fines (including excise taxes assessed with respect to any employee benefit plan), and expenses (including counsel's fees) actually and reasonably incurred in connection with the proceeding and any subsequent appeals, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         In the case of an action by or in the right of the corporation, Section
607.0850 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, in any of the capacities set forth above against expenses (including counsel's fees) and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of the proceeding or any subsequent appeals, if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any claim, issue, or matter as to which the person is adjudged to be liable to the corporation, indemnification is not permitted unless, and only to the extent that, the court in which the proceeding was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper.

         Section 607.0850 further provides:

         o that a Florida corporation is required to indemnify a director, officer, employee, or agent against expenses (including counsel's fees) actually and reasonably incurred by the person in connection with any proceeding or in defending any claim, issue, or matter involved in the proceeding as to which the person has been successful on the merits or otherwise;

         o that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;

         o that indemnification provided for by Section 607.0850 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the person's heirs, executors, and administrators; and

         o that a Florida corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against liability under Section 607.0850.

A Florida corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made:

         o by the board of directors upon majority vote of a quorum consisting of directors who were not party to the proceeding;

         o if a quorum is not obtainable, or, even if obtainable, by majority vote of a committee consisting solely of two or more directors who are not parties to the proceeding at the time, duly designated by the board of directors (in which interested directors may participate);

         o by independent legal counsel selected by majority vote of the board of directors who were not party to the proceeding or a committee so designated by the board of directors; or

         o by shareholders upon majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if a quorum is not obtainable, by a majority vote of shareholders who were not parties to the proceeding.

         Article XI of our articles of incorporation, as amended, and Article VII of our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. Article VII of our bylaws provides that expenses incurred by a director or officer in defending a civil or criminal action, suit, or proceeding may be paid by us in advance of a final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if he or she is ultimately found not to be entitled to indemnification.

         We may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain this type of liability insurance.

         Additionally, we have entered into indemnification agreements with all of our directors and officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 16.          EXHIBITS

                                                                       Incorporated
Exhibit                                                                By Reference           No. in
Number         Description                                             from Document         Document          Page
------         -----------                                             -------------         --------          ----
4.1            Stock Purchase Agreement, dated February                      A               Appendix           -
               8, 2001, by and among the Company, New                                           A
               Valley Corporation, New Valley Capital
               Corporation, Berliner Effektengesellschaft
               AG and Ladenburg Thalmann & Co. Inc.

4.2            Amendment No. 1 to Stock Purchase                             B               Appendix           -
               Agreement, dated February 8, 2001, by and                                        A
               among the Company, New Valley
               Corporation, New Valley Capital
               Corporation, Berliner Effektengesellschaft
               AG and Ladenburg Thalmann & Co. Inc.

4.3            Amendment No. 2 to Stock Purchase                             C                 4.1              -
               Agreement, dated February 8, 2001, by and
               among the Company, New Valley
               Corporation, New Valley Capital
               Corporation, Berliner Effektengesellschaft
               AG and Ladenburg Thalmann & Co. Inc.

4.4            Form of Senior Convertible Promissory                         C                 4.2              -
               Note, as amended, issued to New Valley
               Capital Corporation and Berliner
               Effektengesellschaft AG

4.5            Senior Convertible Promissory Note, as                        C                 4.3              -
               amended, issued to Frost-Nevada, Limited
               Partnership

4.6            Form of Promissory Note issued to New                         C                 4.4              -
               Valley Corporation and Frost-Nevada,
               Limited Partnership

5.1            Opinion of Graubard Miller                                    -                  -          Previously
                                                                                                             Filed

10.1           Loan Agreement, dated as of February 8,                       A               Appendix           -
               2001, between  the Company and Frost-                                            C
               Nevada, Limited Partnership


                                    II-3




                                                                       Incorporated
Exhibit                                                                By Reference           No. in
Number         Description                                             from Document         Document          Page
------         -----------                                             -------------         --------          ----
10.2           Amendment No. 1 to Loan Agreement,                            B               Appendix           -
               dated as of February 8, 2001, between the                                        C
               Company and Frost-Nevada, Limited
               Partnership

10.3           Amendment No. 2 to Loan Agreement,                            C                 10.1             -
               dated as of February 8, 2001, between the
               Company and Frost-Nevada, Limited
               Partnership

10.4           Form of Stock Option Agreement, dated                         D                 10.8             -
               August 24, 1999, between the Company and
               each of Richard J. Rosenstock, Mark
               Zeitchick and Vincent Mangone

10.4.1         Schedule of Stock Option Agreements in                        D                10.8.1            -
               the form of Exhibit 10.4, including material
               detail in which such documents differ from
               Exhibit 10.4

10.5           Stock Option Agreement, dated May 7,                          E                 10.1             -
               2001, between the Company and Victor M.
               Rivas

10.6           Investor Rights Agreement, dated as of                        A               Appendix           -
               February 8, 2001, among the Company,                                             G
               New Valley Corporation, New Valley
               Capital Corporation, Berliner
               Effektengesellschaft AG,  Frost-Nevada,
               Limited Partnership and the Principals

10.7           Letter Amendment to Investor Rights                           C                 10.7             -
               Agreement, dated as of February 8, 2001,
               among the Company, New Valley
               Corporation, New Valley Capital
               Corporation, Berliner Effektengesellschaft
               AG,  Frost-Nevada, Limited Partnership
               and the Principals

10.8           Form of Warrant issued to New Valley                          C                 10.6             -
               Corporation and Frost-Nevada, Limited
               Partnership

23.1           Consent of Goldstein Golub Kessler LLP                        -                  -             Filed
                                                                                                             Herewith

23.2           Consent of PricewaterhouseCoopers LLP                         -                  -             Filed
                                                                                                             Herewith

23.3           Consent of Graubard Miller (included in                       -                  -               -
               Exhibit 5.1)


                                      II-4


                                                                       Incorporated
Exhibit                                                                By Reference           No. in
Number         Description                                             from Document         Document          Page
------         -----------                                             -------------         --------          ----
24.1           Power of Attorney (included on signature                      -                  -               -
               page of this Registration Statement)

A. Definitive proxy statement for our annual meeting of shareholders held on May 7, 2001, filed March 28, 2001, as supplemented on April 2, 2001 and April 26, 2001.

B. Second supplement to our definitive proxy statement dated April 26, 2001.

C. Current report on Form 8-K/A, dated February 8, 2001, and filed with the SEC on September 10, 2001.

D. Annual report on Form 10-K for the fiscal year ended September 30, 2000.

E.       Quarterly report on Form 10-Q for the quarter ended June 30, 2001.

Item 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in New York, New York on December 4, 2001.

                                  LADENBURG THALMANN FINANCIAL SERVICES INC.
                                  (Registrant)

                                  By: /s/ Victor M. Rivas
                                    ------------------------------------------
                                    Name:  Victor M. Rivas
                                    Title: President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard M. Lorber, Richard J. Rosenstock, Victor M. Rivas and J. Bryant Kirkland III, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements filed by the Company pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                         Title                             Date
---------                         -----                             ----

        *
_____________________________     Chairman of the Board        December 4, 2001
Howard M. Lorber

/s/ Victor M. Rivas
_____________________________     President and Chief          December 4, 2001
Victor M. Rivas                   Executive Officer

/s/ Richard J. Rosenstock
_____________________________     Vice Chairman and Chief      December 4, 2001
Richard J. Rosenstock             Operating Officer

        *
_____________________________     Chief Financial Officer      December 4, 2001
J. Bryant Kirkland III            (and Principal Accounting
                                  Officer)

        *
_____________________________     Executive Vice President     December 4, 2001
Vincent A. Mangone                and Director

Signature                         Title                             Date
---------                         -----                             ----

        *
_____________________________     Executive Vice President     December 4, 2001
Mark Zeitchick                    and Director

        *
_____________________________     Director                     December 4, 2001
Bennett S. LeBow

        *
_____________________________     Director                     December 4, 2001
Phillip Frost

        *                         Director                     December 4, 2001
_____________________________
Henry C. Beinstein

        *
_____________________________     Director                     December 4, 2001
Robert J. Eide




*  By Power of Attorney